American Funds Mortgage Fund
One Market Street, Steuart Tower, Suite 2000
San Francisco, CA 94105-1409

Telephone (415) 421-9360
Fax (415) 393-7140

August 31, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,922
Class B	$6
Class C	$103
Class F1	$103
Class F2	$552
Total	$2,686
Class 529-A	$51
Class 529-B	$1
Class 529-C	$9
Class 529-E	$11
Class 529-F1	$3
Class R-1	$21
Class R-2	$10
Class R-3	$13
Class R-4	$13
Class R-5	$77
Class R-6	$4,306
Total	$4,515

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1363
Class B	$0.0545
Class C	$0.0506
Class F1	$0.1316
Class F2	$0.1558
Class 529-A	$0.1263
Class 529-B	$0.0431
Class 529-C	$0.0427
Class 529-E	$0.0954
Class 529-F1	$0.1445
Class R-1	$0.0669
Class R-2	$0.0735
Class R-3	$0.1098
Class R-4	$0.1374
Class R-5	$0.1601
Class R-6	$0.1642

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	19,266
Class B	146
Class C	3,053
Class F1	1,111
Class F2	5,603
Total	29,179
Class 529-A	753
Class 529-B	58
Class 529-C	780
Class 529-E	58
Class 529-F1	109
Class R-1	255
Class R-2	225
Class R-3	204
Class R-4	140
Class R-5	885
Class R-6	28,296
Total	31,763

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$10.30
Class B	$10.30
Class C	$10.30
Class F1	$10.30
Class F2	$10.30
Class 529-A	$10.30
Class 529-B	$10.30
Class 529-C	$10.30
Class 529-E	$10.30
Class 529-F1	$10.30
Class R-1	$10.30
Class R-2	$10.30
Class R-3	$10.30
Class R-4	$10.30
Class R-5	$10.30
Class R-6	$10.30